EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 406-3160





                     SILGAN HOLDINGS ANNOUNCES RECORD SALES
                      AND INCOME FROM OPERATIONS FOR 2003;
                    FORECASTS SHARP INCREASE IN 2004 EARNINGS


STAMFORD, CT, February 4, 2004 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported full year 2003 net income of $42.0 million, or $2.28 per diluted share, as compared to full year 2002 net income of $53.8 million, or $2.93 per diluted share. The results for 2003 include rationalization charges of $9.0 million and a loss on early extinguishment of debt of $19.2 million, or a combined negative impact of $28.2 million, or $0.93 per diluted share. Results for 2002 include the benefit of rationalization credits of $5.6 million and the negative impact of a loss on early extinguishment of debt of $1.0 million, or a combined positive impact of $4.6 million, or $0.15 per diluted share.

The Company achieved many milestones in 2003, including:

        o Record sales of over $2.3 billion;

        o Record income from operations, even including rationalization charges;

        o Established a multi-year debt reduction goal and exceeded its 2003 debt repayment target;



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SILGAN HOLDINGS
February 4, 2004
Page 2


        o Significantly reduced forecasted interest expense for the next several years as a result of a very favorable debt refinancing;

        o Acquired and integrated three strategic businesses with expected annual net sales of over $300 million;

        o Commercialized new Quick Top(TM) capacity for metal food cans to support the continued conversion to these value-added convenience ends; and

        o Positioned the Company for a forecasted sharp increase in earnings in 2004.

Full Year

Net sales for the full year 2003 were a record $2.3 billion, an increase of $323.9 million, or 16.3 percent, as compared to $2.0 billion in 2002. This increase was largely the result of higher net sales in the metal food container business due to the acquisition of the White Cap closures and Pacific Coast Producers can manufacturing (PCP) businesses and higher net sales in the plastic container business due in part to the acquisition of Thatcher Tubes.

Income from operations for 2003 was $168.1 million, an increase of $0.2 million as compared to $167.9 million for 2002. This increase in income from operations would have been $14.6 million higher were it not for the rationalization charges, consisting primarily of plant consolidation and plant exit costs, of $9.0 million in 2003 as compared to rationalization credits of $5.6 million in 2002.

Interest and other debt expense for 2003 was $98.0 million, an increase of $23.3 million as compared to 2002. In 2003, the Company refinanced all $500 million of its 9% Senior Subordinated Debentures with lower cost borrowings. The increase in interest and other debt expense resulted primarily from a $19.2 million loss on early extinguishment of debt as a result of the refinancing and higher average borrowings during the year due to three acquisitions completed in early 2003, partially offset by a lower average interest rate in 2003.



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SILGAN HOLDINGS
February 4, 2004
Page 3


After spending approximately $175 million for three acquisitions during the year, the Company's goal was for debt to increase by no more than $100 million by year-end. In fact, debt at year-end increased by only $45.8 million as compared to the 2002 year-end balance, despite the additional incurrence of $16.9 million in bond redemption premiums.

Metal Food Containers

Net sales of the metal food container business were $1.8 billion in 2003, an increase of $263.5 million, or 17.7 percent, over 2002 due primarily to the inclusion of net sales of the recently acquired businesses. Excluding sales of the recently acquired White Cap closures business, net sales increased by 3.7 percent.

Income from operations of the metal food container business in 2003 was $126.0 million, an increase of $5.4 million as compared to $120.6 million for 2002. This increase was principally due to the inclusion of the results of the recently acquired businesses, increased sales of Quick Top(TM) convenience ends and improved operating efficiencies. These positive factors were partially offset by plant consolidation costs of $1.2 million in 2003 as compared to rationalization credits of $5.4 million in 2002, higher depreciation expense and inflation in employee benefit costs. The decrease in operating margin to 7.2 percent for 2003 from 8.1 percent in 2002 was due primarily to the impact of plant consolidation costs and the inclusion of the results of Silgan Closures. Excluding these items, operating margin for 2003 increased in line with our expectations as compared to 2002.

The operating margin for Silgan Closures was below the average for the remainder of the metal food container business in 2003. Since the acquisition, the Company has pursued several cost savings and efficiency initiatives at Silgan Closures. These include exiting the Chicago, Illinois and Queretaro, Mexico metal closure manufacturing facilities, integrating the infrastructure of the business with existing metal food container operations and consolidating certain administrative functions. In 2003, the Company recorded rationalization charges of $1.2 million related to these efforts.



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SILGAN HOLDINGS
February 4, 2004
Page 4


Plastic Containers

Net sales of the plastic container business were $561.7 million in 2003, an increase of $60.4 million, or 12.0 percent, as compared to $501.3 million in 2002. This increase was principally a result of higher unit volume due largely to the acquisition of Thatcher Tubes in January 2003 and higher average selling prices due to the pass through of increased resin costs.

Income from operations of the plastic container business for 2003 as compared to 2002 decreased $4.9 million to $48.0 million. The decrease in income from operations was a result of plant exit costs in 2003 totaling $7.8 million related to the closing of the Norwalk, Connecticut and Anaheim, California manufacturing facilities. Approximately $5.1 million of these costs were for the non-cash write-down in carrying value of assets. Otherwise, income from operations increased as a result of higher unit volume and improved productivity, partially offset by increased pricing pressures due to heightened competitive activity, higher depreciation expense and inflation in employee benefit costs. Operating margin declined from 10.6 percent to 8.5 percent as a result of these factors as well as the mathematical results of higher sales associated with the pass through of higher resin costs without a corresponding increase in income from operations.

Fourth Quarter

The Company reported a net loss for the fourth quarter of 2003 of $2.4 million, or $0.13 per diluted share, as compared to net income for the fourth quarter of 2002 of $6.2 million, or $0.34 per diluted share. The fourth quarter results for 2003 include a loss on early extinguishment of debt of $18.2 million and rationalization charges of $1.4 million related to closing one metal food container and two plastic container manufacturing facilities, or a combined negative impact of $19.6 million, or $0.64 per diluted share. Results for the fourth quarter of 2002 include the benefit of rationalization credits of $0.7 million, or $0.03 per diluted share.

Net sales for the fourth quarter of 2003 increased $84.7 million, or 18.1 percent, to $551.6 million as compared to $466.9 million in the fourth quarter of 2002. This increase was the result of higher net sales in both the metal food container and plastic container businesses largely due to recent acquisitions.



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SILGAN HOLDINGS
February 4, 2004
Page 5


Income from operations for the fourth quarter of 2003 was $33.6 million, an increase of $3.1 million over the same period in 2002. This increase was primarily a result of increased sales of convenience ends in the metal food container business and higher volume in the plastic container business, partially offset by plant consolidation costs, inflation in employee benefit costs and higher depreciation expense.

Interest and other debt expense for the fourth quarter of 2003 was $37.6 million, an increase of $18.7 million as compared to the fourth quarter of 2002. This increase resulted primarily from the $18.2 million loss on early extinguishment of debt as a result of the Company's redemption of the remaining $475 million of its 9% Senior Subordinated Debentures and higher average borrowings due to three acquisitions completed in early 2003, partially offset by a lower average interest rate.

Refinancing

During the fourth quarter of 2003, the Company completed a private placement of $200 million of 6.75% Senior Subordinated Notes due 2013 and borrowed $200 million of additional term loans under its existing credit facility. The Company utilized the proceeds of these transactions, along with other funds, to redeem all of its remaining $475 million 9% Senior Subordinated Debentures in December 2003 at a price of 103.375% of their original principal amount. As a result of this redemption, the Company recorded a loss on early extinguishment of debt in the fourth quarter of 2003 of $18.2 million, or $0.60 per diluted share. While the redemption premium was a cash cost, the resultant interest savings is expected to be significantly accretive and cash positive over the next few years.

During the third quarter of 2003, the Company redeemed $25 million of its 9% Senior Subordinated Debentures. As a result, the Company recorded a loss on early extinguishment of debt of $1.0 million, or $0.03 per diluted share.

Acquisitions

In April 2003, the Company acquired the metal food can manufacturing subsidiary of Pacific



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SILGAN HOLDINGS
February 4, 2004
Page 6


Coast Producers, an agricultural cooperative based in Lodi, California. Simultaneously with the purchase, the Company also entered into a ten-year supply agreement with Pacific Coast Producers covering its metal food can requirements.

In March 2003, the Company acquired the remaining 65 percent interest in the White Cap joint venture that it did not already own from Amcor White Cap Inc. The business now operates under the name Silgan Closures and as part of the Company's metal food container business. Prior to the acquisition, the results of the White Cap joint venture were recorded as equity in losses of affiliate.

In January 2003, the Company acquired substantially all of the assets of Thatcher Tubes, a privately held manufacturer and marketer of decorated plastic tubes serving primarily the personal care industry.

Outlook for 2004

The Company estimates that its net income per diluted share for 2004 will be in the range of $3.70 to $4.00. The Company anticipates higher sales in both the metal food and plastic container businesses in 2004 as compared to 2003. Income from operations for the metal food container business is expected to improve through increased sales of Quick Top(TM) convenience ends, benefits of productivity enhancing investments including the completion of the consolidation and integration of Silgan Closures' operations, offset in part by inflation in manufacturing costs and higher depreciation expense. Income from operations of the plastic container business is expected to increase primarily as a result of continued sales growth, productivity enhancements and the impact of plant exit costs on 2003 results, partially offset by inflation in manufacturing costs and higher depreciation expense. The Company also expects significantly lower interest expense in 2004 as a result of the refinancing in late 2003.

In addition, the Company expects net income per diluted share for the first quarter of 2004 to be in the range of $0.30 to $0.50, as compared to $0.23 in the first quarter of 2003.



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SILGAN HOLDINGS
February 4, 2004
Page 7


The Company reiterated that in the absence of compelling acquisitions, it anticipates a $200 to $300 million reduction in debt over the next three years, of which at least $75 million is expected in 2004.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the fourth quarter and full year 2003 at 11:00 a.m. EST on February 4, 2004. The toll free number for domestic callers is (800) 901-5247, and the number for international callers is (617) 786-4501. The pass code is 14453428. For those unable to listen to the live call, a taped rebroadcast will be available until 5:00 p.m. EST on February 13, 2004. To access the rebroadcast, the toll free number for domestic callers is (888) 286-8010, and the number for international callers is (617) 801-6888. The pass code is 41157466.

                                      * * *

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual sales of approximately $2.3 billion in 2003. Silgan operates 63 manufacturing facilities in the U.S. and Canada. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2002 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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

                                             SILGAN HOLDINGS INC.
                            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                                  For the quarter and year ended December 31,
                                (Dollars in millions, except per share amounts)


                                                               Fourth Quarter            Year Ended
                                                               --------------            ----------
                                                               2003       2002        2003         2002
                                                               ----       ----        ----         ----

Net sales ...............................................     $551.6     $466.9     $2,312.2     $1,988.3

Cost of goods sold ......................................      488.1      419.5      2,026.7      1,749.7
                                                              ------     ------     --------     --------

   Gross profit .........................................       63.5       47.4        285.5        238.6

Selling, general and administrative expenses ............       28.5       17.6        108.4         76.3

Rationalization charges (credits) .......................        1.4       (0.7)         9.0         (5.6)
                                                              ------     ------     --------     --------
   Income from operations ...............................       33.6       30.5        168.1        167.9

Interest and other debt expense before loss
   on early extinguishment of debt ......................       19.4       18.9         78.8         73.7

Loss on early extinguishment of debt (a) ................       18.2        --          19.2          1.0
                                                              ------     ------     --------     --------

   Interest and other debt expense ......................       37.6       18.9         98.0         74.7
                                                              ------     ------     --------     --------
   Income (loss) before income taxes and equity
       in losses of affiliate ...........................       (4.0)      11.6         70.1         93.2

Provision for (benefit from) income taxes ...............       (1.6)       4.6         27.8         36.8
                                                              ------     ------     --------     --------
   Income (loss) before equity in losses of affiliate ...       (2.4)       7.0         42.3         56.4

Equity in losses of affiliate, net of income taxes ......        --        (0.8)        (0.3)        (2.6)
                                                              ------     ------     --------     --------

   Net income (loss) ....................................     $ (2.4)    $  6.2     $   42.0     $   53.8
                                                              ======     ======     ========     ========

Earnings per share:
     Basic net income (loss) per share ..................     $(0.13)     $0.34        $2.30        $2.97
     Diluted net income (loss) per share ................     $(0.13)     $0.34        $2.28        $2.93

Weighted average shares (000's):
     Basic ..............................................     18,268     18,231       18,249       18,135
     Diluted ............................................     18,473     18,352       18,414       18,377


     (a) As a result of the Company's adoption in 2003 of Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," the extraordinary item for loss on early extinguishment of debt of $1.0 million before income taxes that was previously recorded in 2002 was reclassified to interest and other debt expense.


                                             SILGAN HOLDINGS INC.
                             CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                                  For the quarter and year ended December 31,
                                             (Dollars in millions)


                                                               Fourth Quarter            Year Ended
                                                               --------------            ----------
                                                               2003       2002        2003         2002
                                                               ----       ----        ----         ----


Net sales:
     Metal food containers .............................      $415.4     $342.7     $1,750.5     $1,487.0
     Plastic containers ................................       136.2      124.2        561.7        501.3
                                                              ------     ------     --------     --------
         Consolidated ..................................      $551.6     $466.9     $2,312.2     $1,988.3
                                                              ======     ======     ========     ========

Income from operations:
     Metal food containers (a) .........................      $ 24.5     $ 20.2     $  126.0     $  120.6
     Plastic containers (b) ............................        10.9       11.7         48.0         52.9
     Corporate .........................................        (1.8)      (1.4)        (5.9)        (5.6)
                                                              ------     ------     --------     --------
         Consolidated ..................................      $ 33.6     $ 30.5     $  168.1     $  167.9
                                                              ======     ======     ========     ========




                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                  December 31,
                              (Dollars in millions)


                                                                2003            2002
                                                                ----            ----
Assets:
     Cash ..............................................      $   12.1        $   58.3
     Current assets ....................................         493.5           411.5
     Property, plant and equipment, net ................         817.8           705.7
     Other assets ......................................         258.0           198.9
                                                              --------        --------
         Total assets ..................................      $1,581.4        $1,374.4
                                                              ========        ========

Liabilities and stockholders' equity:
     Current liabilities, excluding debt ...............      $  302.1        $  244.8
     Current and long-term debt ........................       1,002.6           956.8
     Other liabilities .................................         155.9           109.7
     Stockholders' equity ..............................         120.8            63.1
                                                              --------        --------
         Total liabilities and stockholders'equity .....      $1,581.4        $1,374.4
                                                              ========        ========


     (a) Includes rationalization charges of $0.6 million for the fourth quarter of 2003 and $1.2 million for the year ended 2003. Includes rationalization credits of $0.7 million for the fourth quarter of 2002 and $5.4 million for the year ended 2002.
     (b) Includes rationalization charges of $0.8 million for the fourth quarter of 2003 and $7.8 million for the year ended 2003. Includes a rationalization credit of $0.2 million for the year ended 2002.